Exhibit 99.9
INSTRUCTIONS FOR PARTICIPANTS IN THE [          ]
Important Information on the Rights Offering
     The following questions and answers have been developed to provide the participants of the [          ] (the “401(k) Plan” or “Plan”) with important information regarding a rights offering by Hampton Roads Bankshares, Inc. (the “Company”) (the “Rights Offering”). Because the 401(k) Plan allows for investment in stock of the Company (“Common Stock”), the Plan participants who hold such Common Stock through the 401(k) Plan are eligible to participate in the Rights Offering along with all other shareholders of the Company. A detailed description of the Rights Offering is provided in the accompanying “prospectus” (the “Offering Prospectus”). The following questions and answers are focused specifically on the 401(k) Plan participants and the procedures for participation in the Rights Offering through the Plan. To obtain a complete understanding of the Rights Offering and the procedures to participate in the Rights Offering through the 401(k) Plan, we encourage you to read both the Offering Prospectus and the following questions and answers.
1. What is the Rights Offering?
     As described in the Offering Prospectus, the Company is distributing, at no charge, to holders of Common Stock, the non-transferable subscription rights to purchase up to 100,000,000 shares of our Common Stock at a price of $0.40 per share in this rights offering (the “Rights Offering” and each subscription right, a “Right”). You will receive one Right for each share of Common Stock held by you of record as of 5:00 p.m., Eastern Time, on September 29, 2010 (the “Record Date”). Each Right will entitle you to purchase 2.2698 shares of Common Stock at a subscription price of $0.40 per share (the “Basic Subscription Right”). The Rights Offering will expire at 5:00 p.m., Eastern Time, on December [   ], 2010. However, as a holder of Common Stock through the 401(k) Plan you must return your Election Form (defined below) to [     ] by 5:00 p.m., Eastern Time, on the [   ] business day prior to the Expiration Date (December [   ], 2010). You may return the form via hand delivery, mail or overnight courier. Please note we have included a return envelope for your use.
2. Can I participate in the Rights Offering?
     If, as of the Record Date, you held shares of Common Stock through the 401(k) Plan you will be entitled to participate in the Rights Offering. Although, as a holder of Common Stock through the 401(k) Plan you will not be entitled to participate in the over-subscription privilege portion of the Rights Offering detailed in the Offering Prospectus.
3. How will I know how many shares of Common Stock I owned as of the Record Date?
     You will receive, by mail, a statement from the Company showing the number of shares that you held on the Record Date. You may also retrieve the number of shares you held on the Record Date by contacting [     ].
4. Will I also receive Rights for the shares of Common Stock that I own outside the 401(k) Plan?
     Yes, you will also receive Rights for any shares of Common Stock that you owned on the Record Date outside of the 401(k) Plan. You will receive separate instructions for exercising the Rights issued with respect to the shares of Common Stock that you owned outside the 401(k) Plan as of the Record Date. This document only describes the procedures for exercising the Rights issued on the shares of Common Stock that you hold through the 401(k) Plan as of the Record Date.
5. How many shares of Common Stock will I be able to purchase in the Rights Offering through the 401(k) Plan?
     As described in the Offering Prospectus, for each share of Common Stock that you own as of the Record Date, including those you hold through the 401(k) Plan, you will receive, at no charge, one Basic Subscription Right. Please note that the Basic Subscription Right may only be exercised in whole numbers, the total number of Rights issuable to you will be rounded down to the nearest whole number to avoid the issuance of fractional Rights. Each whole Basic Subscription Right will entitle you to purchase 2.2698 shares of Common Stock at a subscription price equal to $0.40 per share. For example, if you held 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record

Date, you would receive 226 Rights and would have the right to purchase 226 shares of Common Stock for $0.40 per share.
6. How can I exercise the Rights issued on the shares of Common Stock in the 401(k) Plan?
     Along with this document, you have received various solicitation materials, including the Offering Prospectus, from Registrar and Transfer Company regarding the Rights Offering with respect to the shares of Common Stock you hold through the 401(k) Plan. (You will receive separate mailings of materials from Registrar and Transfer Company for any Rights issued on shares of Common Stock you own outside the Plan.) These Rights Offering materials will also include an exercise election form (the “Election Form”). To participate in the Rights Offering, you must indicate on the Election Form the number of Rights you wish to exercise and if you authorize the liquidation of funds in your accounts in order to exercise the Right.
     To exercise the Rights that were issued in respect of the shares of Common Stock that you hold through the 401(k) Plan, you must return your Election Form by 5:00 p.m., Eastern Time, on the [   ] business day prior to the Expiration Date (December [   ], 2010), to [     ]. On the Election Form you must complete the following:
1)	Affirm your intention to exercise the Rights that were issued in respect of the shares of Common Stock that you hold through the 401(k) Plan.

2)	Authorize the liquidation of funds in your account by directing [ ]. You may only pay for the exercise of your Right through the liquidation of other funds held by your 401(k) Plan. Please do not send payment by cash or check directly to Registrar and Transfer Company, [ ], or any other party.
7. How will I know if the purchasing transaction was successful?
     The [     ] will close the solicitation window on [     ] and prepare the final results tabulation. The [     ] will liquidate fund as shown on the Election Form and place the cash into an account (the “Liquidity Fund”). For participants who elected to exercise but do not have enough cash available through the liquidation of the fund they selected on their Election Form to cover the exercise [     ] will also liquidate funds from the participants’ accounts on a pro — rata basis from all investments (including your self-directed account, if applicable) to generate the cash needed to exercise the number of Rights indicated on the Election Form. While [     ] will attempt to move the exact amount of dollars for participants to exercise their Right, they anticipate instances where rounding differences will occur. If enough cash cannot be generated in a participant’s 401(k) Plan account sufficient to cover the number of Rights elected to be exercised, the [     ] will not honor the request and the Election Form will be voided. The [     ] is required to deliver the necessary funds to Registrar and Transfer Company by 5:00 p.m., Eastern Time, on December [   ], 2010. That is why it is critical that you submit your Election Form to [     ] by 5:00 p.m., Eastern Time, on December [   ], 2010, to allow the necessary time for processing. Any Election Forms received by the Company after 5:00 p.m., Eastern Time, on December [   ], 2010 be voided and the election requests will not be honored. Participants may confirm that their Rights were exercised by contacting [     ].
8. How long do I have to exercise the Rights?
     You will be able to exercise your Rights during the period beginning on the date you receive your Election Form from Registrar and Transfer Company until 5:00 p.m., Eastern Time, on December [   ], 2010.
9. Will I receive the Over-Subscription Privilege described in the Prospectus?
     No. As a holder of Common Stock through the 401(k) Plan you are not entitled to participate in the Over-Subscription Privilege.
10. What happens after the expiration of the Rights Offering?
     On the expiration date, December [   ], 2010, the Rights issued in the Rights Offering will expire and you will not have further rights under them. However, [     ] will perform the stock exercises based on the prescribed formula (2.2698 Rights for every share of Common Stock owned on the Record Date, to be purchased at $0.40 per share). Trades will take place as normal stock transactions. Once the Rights have been exercised and the shares of Common Stock are placed in your 401(k) Plan accounts, you will be able to sell the shares of Common Stock acquired in the Rights Offering according to the procedures adopted by the 401(k) Plan for changing investments.
     Clean up residual balances: Participants who have left-over cash in the Liquidity Fund will have their dollars re-allocated to various investment funds based on the participant’s current investment election on file.
Close Liquidity Fund: Once the cash is cleared out of the Liquidity Fund, the Liquidity Fund will be closed.
11. Could the Rights Offering be cancelled prior to the expiration date?
     Yes. If the per share trading price of Common Stock is not greater than $0.40 on the [   ] business day prior to the expiration of the Rights Offering, December [   ], 2010, the Rights you elected to exercise through the 401(k) Plan will be canceled and you will not be able participate in the rights offering through the 401(k) Plan.
Important Contact Information
[Plan Administrator]
[     ]
Hampton Roads Bankshares, Inc.
[     ]

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